Exhibit (a)(42)

Stock Option Exchange Program is Now Closed.

The Nortel Networks Corporation offer to eligible employees to exchange eligible outstanding options has now expired. The exchange offer hotline is also now closed.

On July 27, 2001, Nortel Networks Corporation accepted all valid tenders by eligible employees holding eligible options.

Personalized confirmations of eligible options that have been validly tendered and cancelled will be sent to eligible employees within 60 days of July 23, 2001.

For reference, the offer to exchange document is available to the right.

Stock Option Administration